Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Platform Specialty Products Corporation

We consent to the use of our report dated February 11, 2014, with respect to the consolidated balance sheet of MacDermid, Incorporated and subsidiaries as of December 31, 2012, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the ten-month period ended October 31, 2013 and each of the years in the two-year period ended December 31, 2012, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Hartford, Connecticut
February 12, 2015